EXHIBIT 10(k)

Dear David:

It is my pleasure to offer to you the position of General Manager, Core Segment and the Americas Region for Cabot Corporation (“Cabot”) reporting to me. This offer is contingent upon your agreement to the terms and conditions set forth in this letter. Your start date will be September 14, 2009. We will be recommending to the Board of Directors that you be elected to the office of Executive Vice President at the September, 2009 meeting of the Board of Directors.

Your annual salary will be $360,000 (all dollar references in this letter shall be to USD, and all payments to you or made on your behalf, whether in cash or otherwise, shall be reduced by any legally required or authorized deductions or withholdings) and will be paid bi-weekly (every two weeks).

You will receive an award of 45,000 Non-Qualified Stock Options under the 2009 Long Term Incentive Plan (“the Plan”) as a sign-on incentive that will be granted to you on your start date. That award is subject to terms set forth in the Plan. Your Stock Options will have an exercise price equal to the fair market value of Cabot common stock on your start date and will vest and become exercisable as follows: 13,500 on September 14, 2010, 13,500 on September 14, 2011 and the remaining 18,000 on September 14, 2012. The Stock Options will expire on September 13, 2019. Except as provided in Attachment A, should your employment at Cabot terminate prior to any of the applicable vesting dates, you will forfeit the non-vested portion of these options and the vested options, if any, will remain exercisable for three months from the date of termination.

You will be eligible for one week of vacation in 2009 and four weeks of vacation beginning in calendar 2010.

Attached to this offer letter is a document that provides a brief summary of the Cabot benefit programs. A more detailed description of each benefit will be provided to you on your first day of employment. You will also be eligible to participate in the following programs:

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Short Term Incentive Program (“STI”) – You are eligible to participate in Cabot’s Short Term Incentive Program (STI) beginning with the plan year ending September 30, 2010. The amount of your individual award, if any, is based on your target incentive opportunity, achievement of corporate metrics, and your overall performance assessment. Should you accept this offer, your FYE 2010 target will be $200,000. This amount may be adjusted in future years based on your position. For more information regarding the Cabot STI Program, please refer to the enclosed STI Plan Overview. In addition, if you are subject to the Company’s Short Term Incentive Compensation Plan (the “162(m) Plan”), any payment under the above described STI Program will be subject to the achievement of the written goals set forth pursuant to the 162(m) Plan, in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended, and subject to the terms and conditions of the 162(m) Plan. Except as otherwise expressly provided in Attachment A, you will not be eligible to receive an award under the STI Program if you separate from Cabot prior to the payment of such award.

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Long Term Incentive Plan (“LTI”) – You will be eligible to participate in the Cabot LTI Program. Should you accept this offer, your FYE 2010 award (anticipated to be granted in November 2009) will be valued at not less than $360,000. This program provides equity based incentives to those employees who are in a position to significantly contribute to the long-term strategic direction of Cabot. It is currently anticipated that the 2010 LTI program applicable to you will utilize the following three types of instruments to deliver the target LTI value: 30% in time-based stock units (TSUs), 35% in performance-based stock units (PSUs), and 35% in stock options The units vest three years from the date of grant, subject to your continued employment by Cabot and achievement of performance targets for PSUs. Stock options vest over a three year period (30%,

30%, 40%) and have a term of 10 years, all subject to your continued employment by Cabot. The grant value of any LTI award (beyond FYE 2010) is discretionary and the form of equity instrument(s) (including FYE 2010) is subject to change by the Compensation Committee. The actual value of awards at the time of vest is subject to various factors including performance against goals and stock price. For more information regarding the Cabot LTI Plan, please refer to the enclosed LTI Plan Overview.

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Deferred Compensation Plan –You will be eligible to participate in Cabot’s Deferred Compensation Plan, as may be in effect from time to time, which is designed to allow you to defer receipt of a portion of your compensation (base and/or bonus) from Cabot on a pre-tax basis and receive tax deferred earnings credit on the deferral. You will have 30 days from your start date to elect participation in the plan for calendar 2009. If you elect to participate, deferrals of base pay will begin the first month after completed enrollment paperwork is received.

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Supplemental Retirement Savings Plan (SERP RSP) – You will be eligible to participate in this nonqualified supplemental plan, which includes both the ESOP contribution and 401(k) match components. The benefit amount, if any, will be determined as if the limitations under certain provisions of the U.S. Internal Revenue Code (the “Code”) did not apply to the qualified retirement savings plan. Your participation in the SERP RSP will be subject to the terms and conditions of that plan, as may be in effect from time to time, including the requirement that you participate in the qualified plan to the maximum extent permissible thereunder.

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Supplemental Cash Balance Plan (SERP CBP) – You will be eligible to participate in the nonqualified supplemental cash balance plan. The benefit amount under this nonqualified plan will be determined as if the limits under certain provisions of the Code did not apply to the qualified cash balance plan. Participation in the SERP CBP will be subject to the terms and conditions of that plan, as may be in effect from time to time.

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Death Benefit Protection Plan – You will be eligible to participate in the Death Benefit Protection Plan, as may be in effect from time to time, which replaces the Basic Life insurance described in the attached summary of benefits. This plan currently provides three times your annual salary in death benefits to your beneficiary while you are an active employee. The entire benefit is paid by the Corporation, with the exception of the first $50,000, which is insured under the Corporation’s group life insurance policy. You may also elect to purchase Supplemental Life insurance coverage. Evidence of insurability is required for amounts exceeding $600,000.

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Other Benefits and Perquisites – You will be eligible to participate in all other employee benefit plans and perquisites for Cabot’s senior executives as may be in effect from time to time, including tax and financial planning and annual physical examination benefits. The Company may modify, add to or delete its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate. Cabot will pay your reasonable professional fees and expenses incurred to negotiate and document these employment arrangements, subject to substantiation and documentation.

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Termination by Cabot without Cause During First Year of Employment – If Cabot terminates your employment without Cause (as defined in Attachment A) prior to the first anniversary of your start date, you will be entitled to the severance set forth on Attachment A to this offer letter.

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Senior Management Severance Protection Plan – You will be eligible to participate in the Senior Management Severance Protection Plan (which provides for severance in the event of certain terminations of employment following a change in control of Cabot) as may be in effect from time to time and subject to the terms thereof (including without limitation, the reduction of benefits payable under the plan on account of any other severance benefits that may be payable to you under this letter). The attached document defines the conditions under which benefits would be payable under this plan.

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Relocation – Your relocation from Hong Kong will generally be managed under the North American Relocation Policy for New Hires with Work Experience with adjustments to take into consideration your international move. A copy of this policy is enclosed. As an exception to the relocation policy, we will offer up to 6 months of temporary housing. Any questions regarding your relocation should be directed to Robby D. Sisco, Vice President of Human Resources, at (617) 342-6004.

All amounts of expense reimbursements under this offer letter will be paid not later than December 31 following the calendar year in which they are incurred and shall be provided in compliance with all requirements of Section 409A of the Internal Revenue Code, as amended.

Your employment under this letter shall be at-will and shall not be for any specific term. This means that, if you accept this offer, both you and the Company will retain the right to terminate your employment at any time, with or without notice or cause. Except as expressly provided under the terms of this offer, or under the terms of an applicable benefit plan, the Company shall have no further obligation to you upon the termination of your employment, for any reason, other than the payment to you of any base salary earned through the date of termination of employment, pay for any accrued, unused vacation time and the satisfaction of any vested rights you may have in any employee benefit plans as of the date of termination. Upon termination of employment, except as provided under the express terms of this letter, your participation in all benefit plans shall cease, in accordance with the terms of the applicable plan documents, subject to any right you may have to continued participation in the Company’s medical and dental insurance programs in accordance with the federal “COBRA” law.

Cabot will indemnify you and hold you harmless to the fullest extent permitted by Cabot’s then-current charter and by-laws and by applicable law in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses, and damages resulting from your good faith performance of your duties and obligations with Cabot. You agree to promptly notify Cabot of any actual or threatened claim arising out of or as a result of your employment with Cabot. Cabot will provide you the same coverage under any directors and officers liability insurance which Cabot elects to maintain as it provides to its other executives (and, after termination of your employment hereunder, as it provides to its other former executives). Cabot will be under no obligation, however, to maintain any such liability insurance.

In accordance with Federal law, you will be required to demonstrate that you are eligible to work in the United States. Such documentation will need to be brought with you to the Boston office on your first day of employment at Cabot.

You will be required to sign Cabot’s Employee Confidentiality Agreement relating to nondisclosure of confidential information, ownership of inventions and non-competition. A copy of that document has been enclosed. If you have an agreement with your present employer that will impact your employment at Cabot, please notify me in advance and bring a copy of the agreement with you on your first day of employment.

This letter shall be treated as a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof. You and the Company agree that any disputes arising under this letter or with respect to your employment shall be determined under Massachusetts law and the applicable federal laws of the United States, and you and the Company agree to the exclusive jurisdiction of the state courts of Massachusetts and the federal courts located in Boston, Massachusetts, with respect to any judicial actions concerning this letter or your employment. All notices provided for by this letter shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to you at your last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the President and CEO. Neither you nor the Company may make any assignment of this letter without the prior written consent of the other, except that the Company may assign its rights and obligations under this letter without your consent in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, any entity or transfer all or substantially all of its properties or assets to any entity. This offer letter will inure to the benefit of and be binding upon you and Cabot, their respective successors, executors, administrators, heirs and permitted assigns. In the event of your death, any unpaid amount due to you under this offer letter will be paid to your estate.

Please acknowledge your acceptance of this offer by signing and returning the enclosed copy of this offer letter to me.

Sincerely,

/s/ Patrick M. Prevost

Patrick M. Prevost

President and CEO

I understand that Cabot retains the right to amend, modify, change, discontinue or terminate benefits, not inconsistent with the above terms of this offer letter, at any time and for any reason.

This offer letter constitutes the entire agreement between Cabot Corporation and me and supersedes all communications, oral and written, between the parties on this subject. It is understood and agreed that, subject to the terms of this offer letter, my employment is at the will of Cabot.

I understand and accept this offer of employment and agree to the terms set forth in this offer letter (including all enclosures and attachments referenced above). I am not relying on any other representations in accepting this offer of employment.

/s/ David Miller
Signature

ATTACHMENT A

If your employment with Cabot is terminated by Cabot without Cause (as defined below), prior to the first anniversary of your start date, then (i) upon your execution without revocation of a release of claims in the form attached hereto, to be tendered to you by Cabot within 7 days after the date of termination of your employment, by the deadline set forth in that release, and your delivering the release to Cabot within 21 days of the date the release is tendered to you, and (ii) subject to your continued fulfillment of your obligations under the Employee Confidentiality Agreement referred to above, you will be entitled to:

(a) subject to any applicable 162(m) Plan restrictions, an STI Program bonus for the year in which the termination occurs, determined by multiplying the STI Program bonus you would have received pursuant to the terms of the Company’s STI Program had your employment continued through the last day of the fiscal year based on actual achievement of the goals that had been established for both Company and individual performance (any subjective goals to be deemed satisfied at “target”) for the performance period and prorated for the number of days employed during that performance period, to be paid at the time STI Program bonuses are payable to other executives generally for that year,

(b) continued payment of your base salary for 12 months following the date of termination, payable in accordance with Cabot’s standard payroll practices and with the first payment retroactive to the date of termination,

(c) immediate vesting of the unvested portion of the 45,000 stock options awarded as a signing incentive; all of your outstanding options will expire three months following your date of termination, and

(d) for the first 12 months during which you are participating in Cabot’s medical and dental insurance programs under the federal “COBRA” law, continuation of subsidized premium cost of your participation in such plans to the same extent it contributes to the premium cost for active senior executives during that period.

Cabot’s payment obligations under clause (b) will be reduced (but not below zero) during the 12-month continuation period by any amounts you are then receiving through employment, self-employment, or service as an independent contractor subsequent to the date of termination, provided that there shall be no such reduction on account of (A) the first $100,000 so received during such 12-month period, or (B) any compensation (including but not limited to retainers, meeting fees, and equity awards) you receive during such 12-month period on account of your service as an outside director on the board of directors of any corporation (or similar position on a similar governing body of a differently-structured corporate entity). You will promptly give Cabot notice of all facts necessary for Cabot to determine the amount and duration of its obligations under this paragraph. Except as provided under the Senior Management Severance Protection Plan, Cabot’s obligations under this Attachment A will constitute Cabot’s entire obligation upon termination of your employment by Cabot without Cause, other than any base salary earned but not yet paid through the date of termination, pay for any accrued, unused vacation time, the satisfaction of any vested rights you may have in any employee benefit plans as of the date of termination and reimbursement of any outstanding business expenses incurred through your termination date pursuant to applicable Cabot policy.

Anything in this Attachment A to the contrary notwithstanding, to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended, if you are a “specified employee” (as defined in Section 409A), no payment will be made to you before the date which is 6 months after you separate from service (within the meaning of Section 409A), except to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury Regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii)), benefits which qualify as excepted welfare benefits pursuant to Section 409A, or other amounts or benefits that are not subject to the above postponement of payment under Section 409A. Within 7 days following expiration of the above 6-month postponement (or your earlier death), all unpaid amounts otherwise due for such 6-month period will be paid to you (or your estate, if deceased) in a lump sum.

For purposes of this offer letter, “Cause” means any of the following: (i) your material failure to perform (other than by reason of disability) or material negligence in the performance of, the duties of your employment, which failure or negligence, if susceptible of cure, remains uncured or continues or recurs after 14 days’ notice from Cabot specifying in reasonable detail the nature of such failure or neglect, (ii) your conviction of a felony or other crime involving moral turpitude, (iii) your material breach of this offer letter or any other agreement between you and Cabot or any of its affiliates, which breach, if susceptible of cure, remains uncured or continues or recurs after fourteen (14) days’ notice from Cabot specifying in reasonable detail the nature of such breach, (iv) your material breach of fiduciary duty, or (v) your fraud, embezzlement, dishonesty or other gross misconduct (including violations of material Company policies, for example, Cabot’s Privacy Policy, Disclosure Policy, Antitrust Policy, IT Systems Use Policy, Global Ethics and Compliance Standards, and policies concerning insider trading and sexual harassment).